Exhibit 10.2
Amended and restated as of August 28, 2008
PLEXUS CORP.
2005 EQUITY INCENTIVE PLAN
1.	Introduction.
(a)	Purposes. The purposes of the 2005 Equity Incentive Plan are to provide a means to attract and retain talented personnel and to provide to participating directors, officers and other key employees long-term incentives for high levels of performance and for successful efforts to improve the financial performance of the corporation. These purposes may be achieved through the grant of options to purchase Common Stock of Plexus Corp., the grant of Stock Appreciation Rights and the grant of Restricted Stock, as described below.

(b)	Effect on Prior Plans. If the 2005 Plan is approved by shareholders, no further awards will be granted under the Plexus Corp. 1998 Stock Option Plan (the “1998 Plan”) or the Plexus Corp. 1995 Directors’ Stock Option Plan (the “1995 Plan”). Options granted previously under the 1998 Plan and the 1995 Plan will remain in effect until they have been exercised or have expired. The options shall be administered in accordance with their terms and the plans.
2.	Definitions.
(a)	“1934 Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

(b)	“Award” means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right or Restricted Stock grant, as appropriate.

(c)	“Award Agreement” means the agreement between the Corporation and the Grantee specifying the terms and conditions as described thereunder.

(d)	“Board” means the Board of Directors of Plexus Corp.

(e)	“Change in Control” means an event which shall be deemed to have occurred in the event that any person, entity or group shall become the beneficial owner of such number of shares of Common Stock, and/or any other class of stock of the Corporation then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote) as together possess more than 50% of the voting power of all of the then outstanding shares of all such classes of stock of the Corporation so entitled to vote. For purposes of the preceding sentence, “person, entity or group” shall not include (i) any employee benefit plan of the Corporation, or (ii) any person, entity or group which, as of the Effective Date of this Plan, is the beneficial owner of such number of shares of Common Stock and/or such other class of stock of the Corporation as together possess 5% of such voting power; and for these purposes “group” shall mean persons who act in concert as described in Section 14(d)(2) of the 1934 Act.

(f)	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

(g)	“Committee” means the committee described in Article 4 or the person or persons to whom the committee has delegated its power and responsibilities under Article 4.

(h)	“Common Stock” or “Stock” means the common stock of the Corporation having a par value of $.01 per share.

(i)	“Corporation” means Plexus Corp., a Wisconsin corporation.

(j)	“Fair Market Value” means for purposes of the Plan an amount deemed to be equal to the mean between the highest and lowest sale prices on such date, or an average of trading days, as determined by the Committee, for sales made and reported through the National Market System of the National Association of Securities Dealers or such national stock exchange on which such Stock may then be listed and which constitutes the principal market for such Stock, or, if no sales of Stock shall have been reported with respect to that date, on the next preceding date with respect to which sales were reported. Notwithstanding the foregoing, the Committee may base the determination of Fair Market Value on an average of trading days only if the requirements for the use of such methodology prescribed by applicable guidance under Section 409A of the Code are satisfied.

(k)	“Grant Date” means the date on which an Award is deemed granted, which shall be the date on which the Committee authorizes the Award or such later date as the Committee shall determine in its sole discretion.

(l)	“Grantee” means an individual who has been granted an Award.

(m)	“Incentive Stock Option” means an option that is intended to meet the requirements of Section 422 of the Code and regulations thereunder.

(n)	“Non-Qualified Stock Option” means an option other than an Incentive Stock Option.

(o)	“Option” means an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.

(p)	“Performance Goal” means a performance goal established by the Committee prior to the grant of any Award of Restricted Stock that is based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction: net income (pre-tax or after-tax and with adjustments as stipulated), earnings per share, return on equity, return on capital employed, return on assets, return on tangible book value, operating income, earnings before depreciation, interest, taxes and amortization (EBDITA), loss ratio, expense ratio, increase in stock price, total shareholder return, economic value added and operating cash flow.

(q)	“Plan” means the Plexus Corp. 2005 Equity Incentive Plan as set forth herein, as it may be amended from time to time.

(r)	“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending or superseding such regulation.

(s)	“Restricted Stock” means shares or units of Common Stock which are subject to restrictions established by the Committee.

(t)	“Stock Appreciation Right” or “SAR” means the right to receive cash or shares of Common Stock in an amount equal to the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over (1) the Fair Market Value of one share of Common Stock on the Grant Date or (2) if the SAR is related to an Option, the purchase price of a share of Common Stock specified in the related Option.
3.	Shares Subject to Option.
          The number of shares of Common Stock of the Corporation which may be issued under the Plan shall not exceed 2,700,000 shares, which shall consist of approximately 700,000 shares that were authorized but are unissued under the 1998 Plan and the 1995 Plan plus an additional 2,000,000 shares. The aggregate number of shares of

Common Stock available under the Plan shall be subject to adjustment as set forth in Article 18 hereunder. Shares issued under the Plan may come from authorized but unissued shares, from treasury shares held by the Corporation, from shares purchased by the Corporation on an open market for such purpose, or from any combination of the foregoing. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any shares subject to such Award again shall be available for the grant of an Award under the Plan.
4.	Administration of the Plan.
          For purposes of the power to grant Awards to directors, the Committee shall consist of the entire Board. For other Plan purposes, the Plan shall be administered by the Compensation and Leadership Development Committee of the Board, or any other committee the Board may subsequently appoint to administer the Plan, as herein described. The Committee shall have full and final authority, in its discretion, but subject to the express provisions of the Plan to:
(a)	grant Awards, to determine the terms of each Award, the individuals to whom, the number of shares subject to, and the time or times at which, Awards shall be granted;

(b)	interpret the Plan;

(c)	prescribe, amend and rescind rules and regulations relating to the Plan;

(d)	determine the terms and provisions of the respective agreements (which need not be identical) by which Awards shall be evidenced;

(e)	make all other determinations deemed necessary or advisable for the administration of the Plan;

(f)	require withholding from or payment by a Grantee of any federal, state or local taxes;

(g)	impose, of any Grantee, such additional conditions, restrictions and limitations upon exercise and retention of Awards as the Committee shall deem appropriate;

(h)	treat any Grantee who retires as a continuing employee for purposes of the Plan; and

(i)	modify, extend or renew any Award previously granted; provided, however, that this provision shall not provide authority to reprice Awards to a lower exercise price.
          Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members. The Committee may delegate all or any part of its responsibilities and powers to any executive officer or officers of the Corporation selected by it. Any such delegation may be revoked by the Board or by the Committee at any time.
5.	Option Participation.
          Options may be granted to directors, officers and key employees of the Corporation and any of its subsidiaries; provided, however that a maximum of 2,700,000 shares of stock may be issued pursuant to the exercise of Incentive Stock Options and no individual can be granted an Option or Options covering, in the aggregate, more than 200,000 shares of Stock in any calendar year. In selecting the individuals to whom Options shall be granted, as well as in determining the number of Options granted, the Committee shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan. A Grantee may, if he is otherwise eligible, be granted an additional Option or Options if the Committee shall so determine.
6.	Granting of Options.
          The officers of the Corporation are authorized and directed, upon receipt of notice from the Committee of the granting of an Option, to sign and deliver on behalf of the Corporation, by mail or otherwise, to the Grantee an

Option upon the terms and conditions specified under the Plan and in the form of the Award Agreement. The Award Agreement shall be dated and signed by an officer of the Corporation as of the date of approval of the granting of an Option by the Committee. If the Grantee fails to sign and return the Award Agreement, by delivery or by mailing, within 30 days after the date of its delivery or mailing to him, the Option grant may be deemed withdrawn.
7.	Option Price.
          The purchase price of the Common Stock covered by each Option shall be not less than the Fair Market Value of such Stock on the Grant Date. Such price shall be subject to adjustment as provided in Article 16 hereof.
8.	Option Designation.
          At the time of the grant of each Option, the Committee shall designate the Option as (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option, as described in Sections (a) and (b) below, respectively.
(a)	Incentive Stock Options: Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that incentive stock options may only be granted to individuals who are employed by the Corporation, a parent or a subsidiary corporation of the Corporation. If an Option is so designated, the Fair Market Value (determined as of the Grant Date) of the shares of Stock with respect to which that and any other Incentive Stock Option first becomes exercisable during any calendar year under this Plan or any other stock option plan of the Corporation or its affiliates shall not exceed $100,000; provided, however, that the time or times of exercise of an Incentive Stock Option may be accelerated pursuant to Article 12, 13 or 18 hereof, terms of the Plan and, in the event of such acceleration, such Incentive Stock Option shall be treated as a Non-Qualified Option to the extent that the aggregate Fair Market Value (determined as of the Grant Date) of the shares of stock with respect to which such Option first becomes exercisable in the calendar year (including Options under this Plan and any other Plan of the corporation or its affiliates) exceeds $100,000, the extent of such excess to be determined by the Committee taking into account the order in which the Options were granted, or such other factors as may be consistent with the requirements of Section 422 of the Code and rules promulgated thereunder. Furthermore, no Incentive Stock Option shall be granted to any individual who, immediately before the Option is granted, directly or indirectly owns (within the meaning of Section 425(d) of the Code, as amended) shares representing more than 10% of the total combined voting power of all classes of stock of the Corporation or its subsidiaries, unless, at the time the option is granted, and in accordance with the provisions of Section 422, the option price is 110% of the Fair Market Value of shares of Stock subject to the Option and the Option must be exercised within 5 years of the Grant Date.

(b)	Non-Qualified Stock Options: All Options not subject to or in conformance with the additional restrictions required to satisfy Section 422 shall be designated Non-Qualified Stock Options.
9.	Stock Appreciation Rights.
          The Committee may, in its discretion, grant SARs to directors, officers and key employees of the Corporation and any of its subsidiaries. The maximum number of SARs which may be granted under the Plan shall be 600,000 and the maximum number of SARs that can be granted to any Grantee in any calendar year shall be 200,000. If any unexercised SAR for any reason terminates or expires in whole or in part prior to termination of the Plan, such unexercised SARs shall become available for granting under the Plan. The Committee may grant SARs at any time and from time to time to any Grantee, designate such SARs as related to Options then being granted or granted within six months prior to the Grant Date of the SAR, and set such terms and conditions upon the exercise of the SARs as it may determine in its discretion, provided that the written agreement evidencing such SARs shall comply with and be subject to the following terms and conditions:

(a)	No SAR granted hereunder shall be exercisable until the expiration of six months from the Grant Date of the SAR unless the Grantee terminates employment by reason of death or disability prior to the expiration of such six-month period.

(b)	A Grantee’s right to exercise an SAR shall terminate when the Grantee is no longer an employee of the Corporation or any of its subsidiaries unless such right is extended as provided under Article 13 hereunder.

(c)	In the event adjustments are made to the number of shares, exercise price, or time or times of exercise of outstanding Options upon the occurrence of an event described in Article 16 hereunder, appropriate adjustments shall be made in the number of SARs available for future grant, the number of SARs under existing grants, the exercise price of the existing SARs, and the time or times of exercise of such SARs.

(d)	Unless the written agreement expressly provides otherwise, if and to the extent an SAR is granted in relation to an Option, exercise of the SAR or Option shall result in the extinguishment of the related right to the extent such SAR or Option for shares is exercised.

(e)	Unless the written agreement expressly provides otherwise, any SARs granted shall be exercisable in accordance with Article 12.

(f)	Upon the exercise of SARs, the Grantee shall be entitled to receive an amount determined by multiplying (1) the difference obtained by subtracting the Fair Market Value of the share of Common Stock as of the Grant Date of the SAR or, in the case of a SAR which is related to an Option, the purchase price per share of Common Stock under such Option, from the Fair Market Value of a share of Common Stock on the date of exercise, by (2) the number of SARs exercised. At the discretion of the Committee, the payment upon the exercise of the SARs may be in cash, in shares of Common Stock of equivalent value, or in some combination thereof.
10.	Non-transferability of Options and SARs.
          Any Option or SAR granted hereunder shall, by its terms, be non-transferable by a Grantee other than by will or the laws of descent and shall be exercisable during the Grantee’s lifetime solely by the Grantee or the Grantee’s duly appointed guardian or personal representative. Notwithstanding the foregoing, the Committee may permit a Grantee to transfer a Non-Qualified Stock Option or SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.
11.	Substituted Options or SARs.
          In the event the Committee cancels any Option or SAR granted under this Plan, and a new Option or SAR is substituted therefore, the Grant Date of the canceled Option or SAR (except to the extent inconsistent with the restrictions described in Article 8 and 22, if applicable) shall be the date used to determine the earliest date for exercising the new substituted Option under Article 12 hereunder so that the Grantee may exercise the substituted Option or SAR at the same time as if the Grantee had held the substituted Option or SAR since the Grant Date of the canceled Option. Notwithstanding the foregoing, nothing in this Section 11 shall provide authority to substitute Awards in a manner which will have the effect of repricing Awards to a lower exercise price.
12.	Exercise and Term of Option and SAR.
          The Committee shall have the power to set the time or times within which each Option and SAR shall be exercisable, and to accelerate the time or times of exercise. Unless the Award Agreement expressly provides otherwise, each Option or SAR granted to an outside director shall become exercisable six months from the Grant Date, regardless of whether the Grantee is still a director on such date, and each Option or SAR granted to any other individual shall become exercisable in accordance with the following schedule:

Years After	Percentage of Shares
Grant Date	or SARs
Less than 1	0%

1 but less than 2	33-1/3%

2 but less than 3	66-2/3%

3 but less than 10	100%
If an SAR is related to an Option, the Grant Date of such SAR for purposes of this Article 12 shall be the Grant Date of the related Option. No Option or SAR may be exercised if in the opinion of counsel for the Corporation the issuance or sale of Stock or payment of cash by the Corporation, as appropriate, pursuant to such exercise shall be unlawful for any reason, nor after the expiration of 10 years from the Grant Date. In no event shall the Corporation be required to issue fractional shares upon the exercise of an Option.
13.	Effect of Termination of Employment, Disability or Death.
          Unless otherwise provided herein or in a specific Option or SAR Agreement which may provide longer or shorter periods of exercisability, no Option or SAR shall be exercisable after the expiration of the earliest of
(i)	in the case of an Incentive Stock Option:
          (1) 10 years from the date the option is granted, or five years from the date the option is granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Code) at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of the Corporation,
          (2) three months after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, disability (within the meaning of Code Section 22(e)(3)), or cause,
          (3) one year after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of death or disability (within the meaning of Code Section 22(e)(3)), or
          (4) the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion;
(ii)	in the case of a Nonqualified Stock Option or SAR:
          (1) 10 years from the date of grant,
          (2) ninety days after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, permanent disability, retirement or cause,
          (3) one year after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of death or permanent disability,
          (4) three years after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of the Grantee’s retirement in accordance with normal Corporation retirement practices, as determined by the Committee in its sole discretion; or
          (5) the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion;
provided, that, unless otherwise provided in a specific grant agreement or determined by the Committee, an Option or SAR shall only be exercisable for the periods above following the date an optionee ceases to perform services to the extent the option was exercisable on the date of such cessation. For purposes of this Article, termination shall be deemed to have been for cause if such termination shall have been for misconduct or negligence by Grantee in the performance of his duties. Notwithstanding the foregoing, no Option or SAR shall be exercisable after the date of expiration of its term.
14.	Method of Exercise.
          To the extent that the right to purchase shares pursuant to an Option or to exercise an SAR has accrued hereunder, such Option or SAR may be exercised as follows:
(a)	Options: Options may be exercised from time to time by written notice to the Corporation stating the number of shares being purchased and accompanied by the payment in full of the Option price for such shares. Such payment shall be made in cash, outstanding shares of the Common Stock which the Grantee, the Grantee’s spouse or both have beneficially owned for at least six months prior to the time of exercise, or in combinations thereof. If shares of Common Stock are used in part or full payment for the shares to be acquired upon exercise of the Option, such shares shall be valued for the purpose of such exchange as of the date of exercise of the Option at the Fair Market Value of the shares.

(b)	SARs: SARs may be exercised from time to time only upon receipt by the Corporation of a written notice of election which shall be dated the date of such election which shall be deemed to be the date when such notice is sent by registered or certified mail or the date upon which receipt is acknowledged by the Corporation if hand delivered or sent other than by such mail.
15.	Restricted Stock Awards.
          The Committee may, in its discretion, grant Restricted Stock to directors, officers and key employees of the Corporation and any of its subsidiaries. Restricted Stock Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Restricted Stock Shares”) or agreements to issue shares of Common Stock in the future if specified conditions are satisfied (“Restricted Stock Units”). The maximum number of shares of Restricted Stock which may be granted under the Plan shall be 600,000 and the maximum number of shares of Restricted Stock that can be granted to any Grantee in any calendar year shall be 200,000. The Committee may condition the grant of Restricted Stock upon the attainment of Performance Goals so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee may also condition the grant of Restricted Stock upon such other conditions, restrictions and contingencies as the Committee may determine. The provisions of Restricted Stock Awards need not be the same with respect to each recipient. Restricted Stock Awards shall be subject to the following terms and conditions:
(a)	Each Restricted Stock Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award.

(b)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Award.

(c)	Except to the extent otherwise provided in the applicable Award Agreement and (d) below, the portion of the Restricted Stock Award still subject to restriction shall be forfeited by the Grantee upon termination of the Grantee’s service for any reason.

(d)	In the event of hardship or other special circumstances of a Grantee whose service is terminated (other than for cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s Restricted Stock Award.

(e)	If and when the applicable restrictions lapse, unlegended certificates for such shares shall be delivered to the Grantee.

(f)	A Grantee receiving an Award of Restricted Stock Shares shall have all of the rights of a shareholder of the Corporation, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be paid in cash and dividends payable in stock shall be paid in the form of additional Restricted Stock Shares.

(g)	A Grantee receiving an Award of Restricted Stock Units shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her.
16.	Withholding.
          The Corporation shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Corporation, an amount sufficient to satisfy Federal, state, and local taxes (including the Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of this Plan. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, Grantees may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Corporation withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.
17.	Deferral of Awards.
          The Committee may permit a Grantee to defer such Grantee’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of the Option, or SAR, the lapse or waiver of restrictions with respect to Restricted Stock. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.
18.	Effect of Change in Stock Subject to Plan.
          In the event of a reorganization, recapitalization, stock split, stock dividend, merger, consolidation, rights offering or like transaction, the Committee shall make or provide for such adjustment in the number of and class of shares which may be delivered under the Plan, and in the number and class of and/or price of shares subject to outstanding Options, SARs, and Restricted Stock granted under the Plan as it may, in its discretion, deem to be equitable; provided, however, in the event of the merger or consolidation of the Corporation with or into another corporation or corporations in which the Corporation is not the surviving corporation, the adoption of any plan for the dissolution of the Corporation, or the sale or exchange of all or substantially all the assets of the Corporation for cash or for shares of stock or other securities of another corporation, the Committee may, subject to the approval of the Board of Directors of the Corporation, or the board of directors of any corporation assuming the obligations of the Corporation hereunder, take action regarding each outstanding and unexercised Option pursuant to either clause (a) or (b) below:
(a)	Appropriate provision may be made for the protection of such Option by the substitution on an equitable basis of appropriate shares of the surviving corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof; or

(b)	The Committee may cancel such option. In the event any Option is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the employee an amount of cash (less normal withholding taxes) equal to the excess of the Fair Market Value per share of the Stock immediately preceding the cancellation over the option exercise price, multiplied by the number of shares subject to such option. In the event any SAR is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the Grantee an amount of cash or stock, as determined by the Committee, equal to the excess of the Fair Market Value per share of the Stock immediately preceding the cancellation over the exercise price, multiplied by the number of shares subject to such SAR.
          Notwithstanding anything to the contrary, in the event a Change in Control should occur, all Options or SARs granted hereunder to a Grantee shall become immediately exercisable upon the later of the date of the Change in Control or six months after the date the respective Option or SAR was granted. Further, the Committee shall have the right to cancel such Options or SARs and pay the Grantee an amount determined under (b) above.
19.	Liquidation.
          Upon the complete liquidation of the Corporation, any unexercised Options and SARs theretofore granted under this Plan shall be deemed canceled.
20.	No Employment or Retention Agreement Intended.
          Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment or service between any Grantee and the Corporation or its subsidiaries; nor does it give any Grantee the right to continued service in any capacity with the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge any Grantee at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation’s right to establish, modify, amend or terminate any profit sharing or retirement plans.
21.	Shareholder Rights.
          Grantee shall not, by reason of any Options granted hereunder, have any right of a shareholder of the Corporation with respect to the shares covered by his Options until shares of Stock have been issued to him.
22.	Controlling Law.
          The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.
23.	Indemnification.
          In addition to such other rights of indemnification as they may have, the members of the Committee and other Corporation employees administering the Plan and the Board members shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member acted in bad faith in the performance of his duties; provided that within

20 days after institution of any such action, suit or proceeding, the member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.
24.	Use of Proceeds.
          The proceeds from the sale of shares of Common Stock pursuant to Options granted under the Plan shall constitute general funds of the Corporation.
25.	Amendment of the Plan.
          The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall be made without shareholder approval where such change would be required in order to comply with Rule 16b-3 or the Code.
26.	Effective Date of Plan.
          The Plan shall become effective on the date it approved by the shareholders of the Corporation (the “Effective Date”).
27.	Termination of the Plan.
          The Plan shall terminate ten years following the Effective Date, and no Awards shall be granted after such date under the Plan; provided, however, that the Plan shall terminate at such earlier time as the Board may determine. Any such termination, either partially or wholly, shall not affect any Awards then outstanding under the Plan.